Exhibit 99.1


Protein Polymer Technologies, Inc. to Reconvene Annual Meeting May 17, 2002

SAN DIEGO, Apr 29, 2002 /PRNewswire-FirstCall via COMTEX/ -- Protein Polymer Technologies, Inc. (OTC Bulletin Board: PPTI) today announced that it adjourned its 2002 Annual Meeting of Stockholders to Friday, May 17, 2002. The adjournment was because a quorum was not present at the meeting originally scheduled for April 26, 2002.